Exhibit 99.1

Bondholders Meeting Approves Amendments

STAMFORD, Conn., Nov. 06, 2018 -- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) (“Eagle Bulk” or the “Company”) announced today that holders of the USD 200 million in aggregate principal amount of 8.250% Senior Secured Bonds due in November 2022 (OSLO BØRS: EBS01 (Bonds)) (the “Bonds”) issued by the Company’s wholly owned subsidiary Eagle Bulk Shipco LLC (“ShipCo”) met today at 13:00 hours CET and approved amendments to the bond terms as proposed in the summons dated October 23 2018.

Of the bondholders represented at the meeting, at which a quorum was present, 85.36 per cent voted in favor of the amendments, which was a qualified majority.

Please find the notice from the bondholders’ meeting attached.

This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security, including the Bonds, which have not been registered under the Securities Act of 1933, as amended.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbor provided for under these sections. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with the timing of delivery of the Vessels as indicated above. Forward-looking statements reflect management’s current expectations and observations with respect to future events and financial performance. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements.

The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. If the Company updates one or more forward-looking statements, no inference should be made that the Company will make additional updates with respect to those or other forward-looking statements.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. Eagle Bulk owns one of the largest fleets of Supramax/Ultramax dry bulk vessels in the world. Supramax/Ultramax vessels, which are constructed with on-board cranes, range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

For further information, please visit our website: www.eagleships.com.

Company Contact
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping, Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media Contact
Rose & Company
Tel. +1 212-359-2228

Exhibit 99.1

NO R D IC T R UST EE

Denne melding ti! obligasjonseierne er kun utarbeidet pa engelsk. For inforniasjon vennligst kontakt Nordic Trustee AS.

To the bondholders in:

ISIN: N00010810872 - Eagle Bulk Shipco LLC 8.25% senior secured
USO 200,000,000 bonds 2017/2022

Oslo, 6 November 2018

Notice from Bondholders' Meeting

Today a Bondholders' meeting was held pursuant to summons of 23 October 2018.

There were sufficient Bondholders present at the meeting to f01m a quorum. The proposed resolution obtained 85.36 % of the votes, and the proposal was adopted according to the voting requirements of the Bond Terms. The Bond Te1ms will therefore be changed as set out in the summons to the meeting.

Yours sincerely
Nordic Trustee AS